Exhibit 3.1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Ashford Nevada Holding Corp.

2. The articles have been amended as follows: (provide article numbers, if available)

The articles have been amended and restated in their entirety as follows:

ARTICLE I

NAME

The name of the corporation is Ashford Nevada Holding Corp. (“Corporation”).

ARTICLE 2

REGISTERED AGENT

Commercial Registered Agent: Fennemore Craig, P.C. (Las Vegas).

(See the attachment hereto for a complete version of the Amended and Restated Articles of Incorporation.)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:           100%

4. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 1-5-15

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ASHFORD NEVADA HOLDING CORP.

ARTICLE 1
NAME

The name of the corporation is Ashford Nevada Holding Corp. (“Corporation”).

ARTICLE 2

REGISTERED AGENT

Commercial Registered Agent: Fennemore Craig, P.C. (Las Vegas).

ARTICLE 3

AUTHORIZED STOCK

Section 3.1    Authorized Capital Stock. The total number of shares is 200,000,000 (“Capital Stock”), consisting of the following:

(a)     Common Stock: 100,000,000 shares of common stock, par value $0.001 (“Common  Stock”) and an additional 50,000,000 shares of common stock, par value $0.001 (“Blank Check Common Stock”), which the Board shall have the authority to divide into classes or series or both, to determine the number of shares in each class and/or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of any such class or series of stock. Such voting powers, designations, preferences, limitations, restrictions and relative rights of any such class or series of stock shall be expressed in a resolution or resolutions adopted by the Board and if required by law, a certificate of designation or other appropriate document shall be filed with the Nevada Secretary of State or other appropriate Governmental Entity; and

(b)     Preferred Stock: 50,000,000 shares of preferred stock, par value $0.001 (“Preferred Stock”), which the Board shall have the authority to divide into classes or series or both, to determine the number of shares in each class and/or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of any such class or series of stock. Such voting powers, designations, preferences, limitations, restrictions and relative rights of any such class or series of stock shall be expressed in a resolution or resolutions adopted by the Board and if required by law, a certificate of designation or other appropriate document shall be filed with the Nevada Secretary of State or other appropriate Governmental Entity.

Section 3.2    Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

(a)     Voting. Except as otherwise expressly provided herein or required by Law or any relevant Preferred Stock designation of any series of Preferred Stock or any relevant Blank Check Common Stock designation of any series of Blank Check Common Stock, each holder of record of shares of Common Stock shall have the exclusive right to vote for the election of directors and shall be entitled to vote on all other matters requiring stockholder action, each share being entitled to one vote.

(b)     Dividends. Subject to applicable Law and the preferential rights, if any, as to dividends of the holders of any shares of Preferred Stock at the time outstanding and to the rights, if any, as to dividends of any shares of Blank Check Common Stock at the time outstanding, the holders of shares of Common Stock shall be entitled to receive, when, as and if declared by the Board, out of assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board.

(c)     Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), the holders of shares of Common Stock shall be entitled to receive, subject to the preferential rights as to distributions upon such Liquidation Event of each of the creditors of the Corporation and the holders of any shares of Preferred Stock at the time outstanding and to the rights of any shares of Blank Check Common Stock at the time outstanding, their ratable and proportionate share of the remaining assets of the Corporation. A Liquidation Event shall not be deemed to be occasioned by or to include any voluntary consolidation or merger of the Corporation with or into any other corporation or entity or other corporations or entities or a sale, lease, or conveyance of all or substantially all of the Corporation’s assets.

Section 3.3    Preferred Stock.

The rights, powers and privileges of the Common Stock shall be subject to the express terms of any series of Preferred Stock. Except as required by a Preferred Stock designation or applicable Law, holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders.

Section 3.4    No Cumulative Voting Rights. No holder of shares of Capital Stock shall have cumulative voting rights.

Section 3.5    Amendment to Certificate of Designation. The Board may increase or decrease the number of shares of Blank Check Common Stock or Preferred Stock previously designated in a class or series, provided, such amendment will not decrease the number of shares of stock in said class or series to a number less than the number of shares of stock then outstanding plus the number of shares of stock reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into such class or series. This Section 3.5 is specifically intended to override Nevada Revised Statutes (“NRS”) 78.1955(3). Shares of stock no longer designated as part of a class or series will be restored to their original status of either Blank Check Common Stock or Preferred Stock and can thereupon be redesignated pursuant to this Article 3 as determined by the Board.

Section 3.6    Preemptive Rights. The Board may grant preemptive rights in setting the terms of any class or series of Blank Check Common Stock or Preferred Stock designated in accordance with this Article 3 or as may be granted by a contract approved by the Board. Otherwise, no holders of shares of Capital Stock shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of Capital Stock or any other security of the Corporation which it may issue or sell.

Section 3.7    Stockholders’ Consent for Actions Taken Without Meeting. Any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting only if approved by the unanimous written consent of all stockholders entitled to vote on the matter.

ARTICLE 4

NAMES AND ADDRESSES OF

THE INITIAL BOARD OF DIRECTORS

Name	Address

Monty J. Bennett	14185 Dallas Parkway, Ste. 1100
Dallas, Texas 75254

J. Robison Hays, 111	14185 Dallas Parkway, Ste. 1100
Dallas, Texas 75254

Robert G. Haiman	14185 Dallas Parkway, Ste. 1100
Dallas, Texas 75254

ARTICLE 5

PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity.

ARTICLE 6

Election Not To Be Governed By Business Combinations Act

The Corporation hereby elects not to be governed by Sections 78.411 to 78.444, inclusive, of the NRS.

ARTICLE 7

BOARD OF DIRECTORS

Section 7.1    Number. The number of directors of the Corporation shall be fixed from time to time by the Board but in no event shall there by less than two (2) nor more than fifteen (15) directors.

Section 7.2    Vacancies and Newly Created Directorships. Unless otherwise required by Law, and subject to any certificate of designation, any vacancy on the Board, including a vacancy that results from an increase in the number of directors may be filled by a majority of the Board then in office, even if less than a quorum, or by a sole remaining director. Any director elected by the Board to fill any vacancy shall serve until the next annual meeting of stockholders, in the case of vacancies created by an increase in the number of directors, or until the end of the term of the director who is being preplaced, in all other cases, and until his or her successor is elected and qualified subject to earlier resignation or removal.

Section 7.3    Voting. At all meetings of the Board or of any committee thereof at which a quorum is present, except as otherwise provide for by Law, these Articles or the Bylaws of the Corporation (the “Bylaws”), any action required or permitted to be taken by the Board shall be approved by the affirmative vote of a majority of the directors then present.

Section 7.4    Powers. In addition to the powers and authority expressly conferred upon the directors herein or by applicable Law, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation which are not reserved to the stockholders pursuant to applicable Law, these Amended and Restated Articles of Incorporation (the “Articles”) or the Bylaws.

Section 7.5    Agreements. The Board may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization (including, without limitation, any one or more Affiliates of the Corporation and the Corporation’s directors) whereby, subject to the supervision and control of the Board, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization (including, without limitation, any one or more Affiliates of the Corporation and/the Corporation’s directors) shall render or make available to the Corporation managerial, operational, investment, either or both advisory and related services, office space and other services and facilities (including, if deemed advisable by the Board, the management or supervision of the operations of the Corporation and its subsidiaries) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board, the compensation payable thereunder by the Corporation).

Section 7.6    Personal Liability of Directors. To the maximum extent that Nevada law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation, its stockholders, or its creditors for money damages. Neither the amendment nor repeal of this Section 7.6, nor the adoption or amendment of any other provision of these Articles or the Bylaws inconsistent with this Section 7.6 shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 7.7    No Written Ballot Required for Director Elections. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE 8

INDEMNIFICATION

Section 8.1  Director and Officer Indemnity for Claims Not in Name of Corporation.

(a)     The Corporation must indemnify, to the maximum extent permitted by the Law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Corporation, by reason of the fact that he or she is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation and at the request of the Corporation, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Corporation may not indemnify any such person if it is proven his or her act, or failure to act, constituted a breach of his or her fiduciary duties as a director or officer, and his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law, making him or her liable pursuant to NRS 78.138.

(b)   The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

Section 8.2  Director and Officer Indemnity for Claims in Name of Corporation.

(a)   Subject to Section 8.2(b) below, the Corporation must indemnify, to the maximum extent permitted by the law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation and at the request of the Corporation, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee, against expenses, including amounts paid in settlement and attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit, if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation. The Corporation may not indemnify any such Person if it is proven his or her act, or failure to act, constituted a breach of his or her fiduciary duties as a director or officer, and his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law, making him or her liable pursuant to NRS 78.138.

(b)   Indemnification may not be made for any claim, issue or matter as to which such Person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for amounts paid in settlement to the Corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 8.3  Indemnification of Directors and Officers of a predecessor of AINC. The Corporation will indemnify, to the maximum extent permitted by the law, such indemnification as described in Section 8.1 and Section 8.2 above, to any current or former director or officer of Ashford Inc., a Maryland corporation (“AINC”) or any individual who, while a director or officer of AINC and at its request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee.

Section 8.4  Indemnification of Employees and Agents of the Corporation, AINC, or a Predecessor of AINC. With the approval of the Board, the Corporation will indemnify, to the maximum extent permitted by the Law, to such extent as it shall deem appropriate under the circumstances, provide such indemnification as described in Section 8.1 and Section 8.2 above, to any current or former employee or agent of the Corporation, AINC, or a predecessor of AINC.

Section 8.5  Success on Merits. To the extent that a director, officer, employee or agent of the Corporation, AINC, or a predecessor of AINC has been successful on the merits or otherwise in defense of any action suit or proceeding subject to indemnification under Sections 8.1, 8.2, 8.3, and 8.4 above, or in defense of any claim, issue or matter therein, he or she shall be indemnified by the Corporation against expenses, including attorney’s fees, actually and reasonably incurred by him or her in connection therewith.

Section 8.6  Expenses.

(a)   Expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding must be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation as authorized in this Article 8.

(b)   Upon the Board’s approval to indemnify an employee or agent in Section 8.4 above, expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding must be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the employee or agent to repay such amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation as authorized in this Article 8.

Section 8.7  Right of Indemnitee to Bring Suit. If a claim under this Article 8 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In any suit brought by an indemnitee who is a present or former director to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses), it shall be a defense that such indemnitee has not met the applicable standard of conduct set forth in the NRS. In addition, in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee who is a present or former director has not met the applicable standard of conduct set forth in the NRS. Neither the failure of the Corporation (including its Board, independent legal counsel, or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the NRS, nor an actual determination by the Corporation (including its Board, independent legal counsel or stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 8 or otherwise shall be on the Corporation.

Section 8.8  Other Sources of Indemnity. The indemnification provided by this Article 8:

(a)   does not exclude any other rights to which a Person seeking indemnification may be entitled under any article of incorporation or any agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or an action in another capacity while holding such office; and

(b)   shall continue as to a Person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a Person.

Section 8.9  Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or any director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expdnse, liability or loss under the NRS.

Any repeal or modification of this Article 8 shall not adversely affect any rights to indemnification and to the advancement of expenses of any person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE 9

MEETINGS OF STOCKHOLDERS

Meetings of stockholders may be held within or without the State of Nevada, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the NRS) outside the State of Nevada at such place or places as may be designated from time to time by the Board or in the Bylaws.

ARTICLE 10

MISCELLANEOUS

Section 10.1  Definitions. The following definitions are used herein:

“Affiliate” means, with respect to a given Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of Beneficial Ownership of, or the power to vote, ten percent (10%) or more of the securities having voting power for the election of directors (or other Persons acting in similar capacities) of such Person or the power otherwise to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Beneficial Ownership” means ownership of shares of common stock by a Person, whether the interest in the shares of common stock is held directly or indirectly (including by a nominee), and shall include (in addition to direct ownership and indirect ownership through a nominee or similar arrangement) interests that would be treated as owned through the application of Rules 13d-3 and 13d-5 under the Exchange Act. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any national, state, provincial, municipal, local or foreign government, any court, arbitral tribunal, administrative agency or commission, or other governmental or regulatory authority, commission, or agency, or any non-governmental, self-regulatory authority, commission, or agency.

“Law” means any statute, law, code, ordinance, rule, or regulation of any Governmental Entity.

“Person” means an individual, corporation, partnership, estate, trust, association, private foundation, joint stock company, limited liability company, or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act.

Section 10.2  Business Opportunities. The Corporation may renounce any interest or expectancy to participate in any specified business opportunities or specified classes or categories of business opportunities that are presented to the Corporation or one or more of its officers, directors or stockholders. If any such renunciation is later revoked in whole or in part, such revocation shall solely be prospective in nature and not be applicable to any matter that was presented to the Corporation or one or more of its officers, directors or stockholders prior to such revocation.

ARTICLE 11

AMENDMENTS AND REPEAL

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in these Articles, including any amendment, alteration, change or repeal which alters the contract rights, as expressly set forth in these Articles, and substantially and adversely affects the stockholders’ rights, and other provisions authorized by the laws of the State of Nevada at the time in force may be added or inserted in the manner now or hereafter prescribed in these Articles, the Bylaws or the NRS, and all rights, preferences and privileges herein conferred upon stockholders, directors or any other Person by and pursuant to these Articles in its present form or as hereafter amended are granted subject to such reservation.

ARTICLE 12

FORUM

Pursuant to Chapter 78 of the NRS, unless the Board consents to any alternative forum in writing, the Business Court of the Eighth Judicial District in the State of Nevada (“Business Court”), or if this Business Court does not have jurisdiction because the action asserts a federal claim, the United States District Court for the District of Nevada, Southern Division, arc the sole and exclusive forums for any action, suit or proceeding: (1) brought in the name or right of the Corporation or on its behalf, including, without limitation, any action subject to NRS 41.520; (2) for or based upon any breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation in such capacity; or (3) arising pursuant to, or to interpret, apply, enforce or determine the validity of, any provision of Chapter 78 of the NRS, the Articles, the Bylaws or any agreement entered into pursuant to NRS 78.365 to which the Corporation is a party or a stated beneficiary thereof.

Any Person purchasing or otherwise acquiring or holding any interest in shares of Capital Stock shall be deemed to have notice of and consented to the provisions of this Article 12.